ACQUISITION OF BALLSTON BANCORP BELIEVED TO BE ACCRETIVE TO
                       EARNINGS PER SHARE AND BOOK VALUE

         WASHINGTON -- November 19, 1997 -- Abigail Adams National Bancorp, Inc. (Nasdaq:AANB) reported that management and the Board of Directors believe the acquisition of Ballston Bancorp (parent company of The Bank of Northern Virginia) will have a positive financial impact as well as strategic benefits. Management estimates that the merger will be accretive to Adams' book value per share as well as accretive to earnings beginning in the first half of 1998, after anticipated cost savings following the combination of the two banks' operations. Management estimates annual direct cost savings of approximately $750,000, before taxes, and $500,000, after taxes, the majority of which management expects will be realized beginning in the first half of 1998, a rate sufficient to offset the fifteen year write-off of goodwill resulting from the transaction.

         The acquisition will result in a combined bank with assets of approximately $200 million and will establish Adams' presence in the high growth Northern Virginia market with a nearly doubled legal lending limit. Barbara Davis Blum, Chairwoman and CEO, said, "With the Ballston acquisition, we are continuing our strategy of expansion to keep pace with and to take advantage of the growth in the National Capital region we serve."

          Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements made in this release contain information that is not historical. Such statements including, specifically, estimates of cost savings resulting from the proposed transaction mentioned in this release, are forward-looking and are subject to risks and uncertainties, including the accuracy of information supplied by other parties upon which the company based its estimates and other risks detailed from time to time in AANB's filing with the Securities and Exchange Commission.

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